SETTLEMENT AND CONSULTANT AGREEMENT

Th1s Settlement and Consultant Agreement is entered into this 18th day of June, 2013 (the "Agreement") by and between Harmonic Energy Inc., a Nevada corporation (the "Company") and Kouei International Inc., a company incorporated in Antigua ("Kouc1 International").

RECITALS

W II EREAS the Company entered into that certain license purchase agreement dated March 14, 2012 (the ''License Agreement") with Kouei International pursuant to which the Company acquired from Kouci International the exclusive rights to that certain license agreement that Kouei International has with Kouei Industries Co. Ltd. of Japan (the "License");

WHEREAS in accordance with the lcm1s and provisions of the License Agreement, the Company was required to pay Kouci international: (i) Sl75.000 within ninety days of execution of the License Purchase Agreement; (ii) a second payment of $175.000 within ninety days from the first payment (the "Second Payment"); and (iii) a third and final payment of $175.000 within ninety days from the Second Payment date (the "Third Payment");

WHEREAS in further accordance with the terms and provisions of the License Agreement, Kouei International shall provide for a two year period assistance with transactions involving the License and with successful implementation of technology transfer, including engineering expertise and participation in industry technology presentations (the ''Consulting Services");

WHEREAS on May 30, 2012, the Company entered into that certain extension to payment tem1of License Purchase Agreement of Tyrolysis technology dated March 14, 2012 (the "Amendment to License Agreement"), pursuant to which the Company and Kouei International agreed that the Company shall have until June 30, 2013 to make the Second Payment and further shall have until September 30, 2013 to make the Third Payment:

WHEREAS the Company has failed to make the Second Payment and Kouei International has agreed to waive the Second and Third Payment;

WHEREAS Kouei International bas further agreed to provide the Consulting Services and further consulting services to the Company in consideration for the issuance to its officers, directors and/or employees of an aggregate 7,000,000 shares of the Company's common stock at a per share price of S0.05 in consideration, and that such shares will be subject to an S-8 registration statement (the “S-8 Registration Statement”).

AGREEMENT

NOW THEREFORE, in consideration of the recited ongoing relationship of the parties and the promises, covenants and assurances provided by and between the parties all of which is mutually acknowledged as good and sufficient consideration, by and between the parties hereto, the Company and Kouei international hereby promise, covenant and agree as follows:

1. Consultant Services. (a) During the term of this Agreement, Kouei International shall provide consulting services and its engineering expertise lo the Company, including participation in industry technology presentations, and keep the Company advised of the nature and services performed relating to the License and shall further provide all personnel, equipment, labor and other requirements reasonably necessary to carry out its consultant service herein.

(b)                 Kouei International shall provide full access to the Company of its properties, books, records, information, technical drawings, contacts and anything related to the License and the License Agreement and Tyrolysis Technology and equipment supplied by Kouei Industries Co. Ltd.

(c)                  Kouei International shall provide the Company and its representative's full access to any personnel and all properties. Documents, contracts, book, records and operations of Kouei International relating to the purchase of the License. Kouei shall furnish the Company with copies of documents and all other information related to the License as the Company may request.

(d)                  Kouei International shall use its reasonable best efforts to preserve intact the business organization and employees and other business relationships.

2.              Settlement and Waiver of Second Payment and Third Payment. Kouei International agrees to release the Company and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities. Demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against the Company, its successors and assigns. as well as its present or former owners, director’s officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the Second Payment and the Third Payment.

3.              Consideration for Consulting Services. The Company shall issue to the employees and/or agents of Kouei International 7,000,000 shares of its common stock at a per share price of $0.05 (which per share price was determined and agreed upon by the parties on June 18. 2013). The Company further agrees that it shall file an S-8 registration statement with the Securities and Exchange Commission registering the 7,000.000 shares of common stock

4.              Representation by Kouei International. Kouei International acknowledges that (i) S-8 shams cannot be issued in connection with promotion of the Company's shares; (ii) S-8 shares cannot be used if it or the Company controls or directs the resale of the shares; (iii) S-8 shares cannot be part of a capital raising-scheme or if the Company receives a share of the proceeds of resales; (iv) S-8 shares cannot be issued to persons who arrange reverse mergers; and (v) S-8 shares must be issued lo natural persons for bona fide services to the Company.

5.              Term of the Agreement. Unless otherwise agreed to in writing by the parties, this Agreement will commence on June 18, 2013 and continue on for a two-year period at which date it shall terminate (herein called the "Termination Date.,). The Agreement may be renewed on an annual basis thereafter upon the mutual consent of the parties.

6.              Confidentiality, Non-Disclosure, Non-Competition and Non-Circumvention. Kouci International hereby covenants, promises and agrees that it will be provided with confidential, proprietary and valuable information by the Company about its clients, properties, prospects and financial circumstances from time to time during the term of this Agreement, in order to permit Kouei International to properly, effectively and efficiently carry out its tasks, duties and act1vitie hereunder. However, by providing such disclosure of Confidential Information to Kouci International, the Company relies on Kouei International to hold such information as confidential and only disclose the same to those parties. whether directors, officers, employees, agents, representatives or clients and contacts of Kouei International "who need to know", in order that Kouei International can carry out the objects of this Agreement as provided for herein and as communicated as between the Company and Kouei International dung the term of this Agreement.

7.              This Agreement shall be effective as of June 18, 2013 and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.

Harmonic Energy Inc.
Date: June 18. 2013	By: Jamie Mann
/s/ Jamie Mann

Kouei International Inc.
Date: June 18, 2013	By: Toshimitsu Koike
/s/ Tochimistu Koike

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